Kforce Inc. 1001 East Palm Ave. Tampa, FL 33605 (NASDAQ: KFRC)

AT THE FIRM

Michael Blackman

Chief Corporate Development Officer

(813) 552-2927

KFORCE REPORTS FIRST QUARTER

REVENUE OF $226.7 MILLION AND EPS OF $0.07

TECH AND PERM RETURN TO POSITIVE YEAR OVER YEAR GROWTH

SECOND QUARTER GUIDANCE OF REVENUE OF $238.0 MILLION TO $245.0 MILLION AND EARNINGS PER SHARE OF $0.10 TO $0.13

TAMPA, FL., May 4, 2010 (GLOBE NEWSWIRE) — Kforce Inc. (Nasdaq:KFRC), a provider of professional staffing services and solutions, today announced results for its first quarter of 2010. Revenue for the quarter ended March 31, 2010 was $226.7 million compared to $224.6 million for the quarter ended December 31, 2009, an increase of 0.9%, and compared to $231.3 million for the quarter ended March 31, 2009, a decrease of 2.0%. For the quarter ended March 31, 2010, Kforce reported net income of $2.7 million, or $0.07 per share, versus $3.5 million, or $0.09 per share, for the quarter ended December 31, 2009. Net income for the quarter ended March 31, 2009 was $3.2 million, or $0.08 per share.

“We are pleased with our first quarter results, particularly the return of Tech flex, our largest revenue stream, to positive year over year growth. In addition, our first quarter total Firm flex revenues increased 0.7% sequentially. Permanent placement revenues increased 6.6% sequentially, which we believe reflects our clients rebuilding core staff after significant reductions throughout the economic recession. We believe our diverse portfolio of service offerings and unique delivery platform have helped to prepare us for what we believe may be a recovery in the temporary staffing industry,” said David L. Dunkel, Chairman and CEO.

Mr. Dunkel continued, “Kforce is aggressively pursuing business opportunities with the goal of continuing to gain customer and market share. We believe that Kforce has developed a highly leverageable and flexible platform that will continue to deliver solid results across our service spectrum. Our priorities continue to be retaining the highly talented people that are the lifeblood of our future success and to use cash flow for acquisitions that meet our very high thresholds, share repurchases, and debt retirement. In particular, I would like to thank our great people for their continued hard work and commitment to delivering great results.”

William L. Sanders, President, said, “Building upon a strong 2009, where we were able to balance the maintenance of our revenue stream with selective investments in the business to prepare for the slingshot, the Firm continued its solid performance in the first quarter. During the first quarter of 2010, the Firm continued to expand the Strategic Accounts team and the National Recruiting Center to further position the Firm ahead of the economic up-cycle. We believe our diversified revenue stream and demand environment for professional staffing and solutions that is underpinned by solid cyclical and secular trends have positioned Kforce well for the future. We believe that Kforce has both the great people and the operating platform to continue delivering exceptional results for both our clients and our shareholders.”

Mr. Sanders noted additional operational results of the first quarter include:

•	Flex revenue of $218.8 million in Q1 ‘10 increased 0.7% from $217.2 million in Q4 ‘09 and decreased 2.1% from $223.5 million in Q1 ‘09.

•	Sequential percentage changes in flex revenue by segment were a 7.6% increase for HLS, 0.8% increase for F&A, 0.3% decrease for Tech and a 4.4% decrease for Government Solutions.

•	Search revenue of $7.9 million in Q1 ‘10 increased 6.6% from $7.4 million in Q4 ‘09 and increased 0.9% from $7.8 million in Q1 ‘09.

•	Core headcount increased sequentially 3.8% in Q1 ‘10 reflecting an investment in both field and corporate resources.

Joe Liberatore, Chief Financial Officer, said, “The Firm continued to perform well in Q1 ‘10, both in terms of revenue and earnings per share. Q1 ‘10 contained 62 billing days compared to 61 billing days in Q4 ‘09, and 62 billing days in Q1 ‘09. We believe our first quarter results reflect our strong culture and a continued focus on execution in all aspects of the business, including improving client relationships, balancing bill/pay rate spreads, solid expense management and optimizing cash flow.”

Financial highlights for Q1 ‘10 include:

•	Flex gross profit decreased 120 basis points to 27.5% in Q1 ‘10 from 28.7% in Q4 ‘09 and decreased 130 basis points from 28.8% in Q1 ‘09, which was primarily attributable to rising payroll taxes.

•	Selling, general and administrative expenses as a percentage of revenue decreased 10 basis points to 26.9% in Q1 ‘10 from 27.0% in Q4 ‘09 and decreased 50 basis points from 27.4% in Q1 ‘09.

•	EBITDA for Q1 ‘10 was $8.6 million, a decrease of 10.9% from $9.6 million in Q4 ‘09 and a decrease of 12.5% from $9.8 million in Q1 ‘09.

•	Earnings per share for Q1 ‘10 was $0.07, a decrease of 22.2% from $0.09 per share in Q4 ‘09 and a decrease of 12.5% from $0.08 in Q1 ‘09.

•

Bank debt at the end of Q1 ‘10 was $19.2 million, reflecting an increase of $16.2 million from $3.0 million at the end of 2009, which was primarily related to the timing of certain cash expenditures and an increase in accounts receivable. Bank debt at the end of Q1 ‘10 decreased $24.8 million from March 31, 2009.

Mr. Liberatore continued, “During April 2010, the Firm entered into an agreement to acquire its corporate headquarters in Tampa, Florida for $28.5 million, which is expected to be funded using borrowings under our Credit Facility. The acquisition is anticipated to close in May 2010.”

Mr. Liberatore stated, “In addition, looking forward to the second quarter of 2010, we expect revenue may be in the $238.0 million to $245.0 million range and earnings per share in the range of $0.10 to $0.13. The second quarter of 2010 has 64 versus 62 billing days in the first quarter of 2010.”

On Tuesday, May 4, 2010, Kforce will host a conference call to discuss these results. The call will begin at 5:00 p.m. Eastern Time. The dial-in number is 877-857-6163. The replay of the call will be available from 7:00 p.m. Eastern Time Tuesday, May 4 to May 18, 2010 by dialing 888-203-1112, passcode 6951240.

This call is being webcast by Shareholder.com and can be accessed at Kforce’s web site at www.kforce.com (select “Investor Relations”). The webcast replay will be available until May 18, 2010.

About Kforce

Kforce (Nasdaq:KFRC) is a professional staffing and solutions firm providing flexible and permanent staffing solutions in the skill areas of technology, finance & accounting, and health and life sciences. Backed by approximately 2,000 associates and approximately 8,600 consultants on assignment, Kforce is committed to “Great People = Great Results” for our valued clients and candidates. Kforce operates with 64 offices located throughout the United States and two offices in the Philippines. For more information, please visit our Web site at http://www.kforce.com/.

The Kforce Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3749

About Kforce Government Solutions (KGS)

KGS provides innovative technology, financial management, data architecture and continuous process improvement and finance and accounting solutions primarily to federal government clients. KGS, with approximately 700 professionals currently on assignment, has been partnering with our clients since 1970 to successfully solve their challenges. KGS’ in-depth operational knowledge and understanding of Federal Agencies, the Defense Department, Homeland Security and industry best practices, combined with expert and highly-skilled professionals, have resulted in a comprehensive portfolio of technologically advanced and innovative consulting solutions designed to guide clients through today’s environment of complex challenges, risk, and cost. For more information, visit http://www.kforcegov.com/.

Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Factors that could cause actual results to differ materially include the following: business conditions and growth in the staffing industry and general economy; competitive factors, risks due to shifts in the market demand, including, without limitation, shifts in demand for our Technology, Finance and Accounting, Health and Life Sciences and Government Solutions segments, as well as the market for search and flexible staffing assignments; changes in the service mix; ability of the Firm to complete acquisitions; and the risk factors listed from time to time in the Firm’s reports filed with the Securities and Exchange Commission, as well as assumptions regarding the foregoing. In particular, there can be no assurance that we will continue to increase our market share, successfully manage risks to our revenue stream and successfully put into place the people and processes that will create future success. The words “should,” “believe,” “estimate,” “expect,” “intend,” “anticipate,” “foresee,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. The Firm undertakes no obligation to publicly update or revise any forward-looking statements. As a result, such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.

Kforce Inc.

Summary of Operations

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended
	Mar. 31, 2010	Dec. 31, 2009	Mar. 31, 2009
Revenue by function:
Technology	$119,676	$119,478	$117,538
Finance & Accounting	40,143	39,896	40,574
Health & Life Sciences	40,299	37,481	45,240
Government Solutions	26,538	27,747	27,957

Total revenue	226,656	224,602	231,309

Revenue by time:
Flexible	218,763	217,199	223,487
Perm	7,893	7,403	7,822

Total revenue	226,656	224,602	231,309

Costs of services	158,511	154,781	159,088

Gross profit	68,145	69,821	72,221
GP %	30.1%	31.1%	31.2%
Flex GP %	27.5%	28.7%	28.8%

Selling, general & administrative expenses	60,940	60,645	63,410
Depreciation & amortization	2,976	2,919	3,040

Income from operations	4,229	6,257	5,771
Other expense, net	374	249	349

Income before income taxes	3,855	6,008	5,422

Income tax expense	1,147	2,475	2,261

Net income	$2,708	$3,533	$3,161

Earnings per share - diluted	$0.07	$0.09	$0.08
EBITDA per share	$0.21	$0.24	$0.25
Shares outstanding - diluted	40,387	39,803	38,542

EBITDA	$8,574	$9,628	$9,799

Selected cash flow information:
Bad debt recovery	$(21)	$(41)	$(523)
Capital expenditures	$1,858	$1,304	$904

Selected balance sheet information:
Cash and cash equivalents	$1,143	$2,812	$900
Accounts receivable, less allowances	$141,866	$123,144	$131,085
Total assets	$360,328	$339,825	$349,143
Current liabilities	$76,832	$79,213	$74,113
Bank debt	$19,199	$3,000	$44,000
Other long-term liabilities	$31,719	$30,887	$21,335
Total stockholders’ equity	$232,578	$226,725	$209,695

Other information:
Equity-based compensation expense, net	$1,025	$606	$735

Billing days	62	61	62

Kforce Inc.

Key Statistics

(Unaudited)

	Q1 2010	Q4 2009	Q1 2009
Total Firm
Flex revenue (000’s)	$218,763	$217,199	$223,487
Revenue per billing day (000’s)	$3,528	$3,561	$3,605
Sequential flex revenue change	0.7%	-2.0%	-2.1%
Hours (000’s)	3,710	3,738	3,693
Flex GP %	27.5%	28.7%	28.8%

Search revenue (000’s)	$7,893	$7,403	$7,822
Placements	640	607	585
Average fee	$12,336	$12,197	$13,372
Billing days	62	61	62

Technology
Flex revenue (000’s)	$116,466	$116,817	$114,928
Revenue per billing day (000’s)	$1,878	$1,915	$1,854
Sequential flex revenue change	-0.3%	1.8%	-7.1%
Hours (000’s)	1,849	1,888	1,806
Flex GP %	26.4%	27.0%	26.4%

Search revenue (000’s)	$3,210	$2,661	$2,610
Placements	224	205	188
Average fee	$14,362	$12,964	$13,915

Finance & Accounting
Flex revenue (000’s)	$35,730	$35,432	$36,000
Revenue per billing day (000’s)	$576	$581	$581
Sequential flex revenue change	0.8%	-5.8%	-8.1%
Hours (000’s)	1,092	1,103	1,048
Flex GP %	27.4%	29.9%	31.6%

Search revenue (000’s)	$4,413	$4,464	$4,574
Placements	397	381	353
Average fee	$11,107	$11,727	$12,945

Health & Life Sciences
Flex revenue (000’s)	$40,029	$37,203	$44,602
Revenue per billing day (000’s)	$646	$610	$719
Sequential flex revenue change	7.6%	-7.4%	-0.1%
Hours (000’s)	483	441	525
Flex GP %	29.5%	28.8%	28.8%

Search revenue (000’s)	$270	$278	$638
Placements	19	21	44
Average fee	$14,206	$13,216	$14,491

Government Solutions
Flex revenue (000’s)	$26,538	$27,747	$27,957
Revenue per billing day (000’s)	$428	$455	$451
Sequential flex revenue change	-4.4%	-4.9%	35.1%
Hours (000’s)	286	306	314
Flex GP %	29.9%	34.7%	35.1%

Kforce Inc.

Key Statistics - Health & Life Sciences

(Unaudited)

	Q1 2010	Q4 2009	Q1 2009
Clinical Research
Flex revenue (000’s)	$26,966	$23,874	$29,525
Revenue per billing day (000’s)	$435	$391	$476
Sequential flex revenue change	12.9%	-10.1%	9.1%
Hours (000’s)	292	262	326
Flex GP %	27.0%	26.2%	25.5%

Search revenue (000’s)	$83	$111	$184
Placements	4	6	13
Average fee	$20,625	$18,526	$14,110

Healthcare
Flex revenue (000’s)	$13,063	$13,329	$15,077
Revenue per billing day (000’s)	$211	$219	$243
Sequential flex revenue change	-2.0%	-2.1%	-14.3%
Hours (000’s)	191	179	199
Flex GP %	34.4%	33.3%	35.3%

Search revenue (000’s)	$187	$167	$454
Placements	15	15	31
Average fee	$12,494	$11,092	$14,650

Kforce Inc.

Selected Financial Information and Reconciliations

(In Thousands, Except Per Share Amounts)

(Unaudited)

EBITDA

	Three Months Ended
	Mar. 31, 2010		Dec. 31, 2009		Mar. 31, 2009
	$	Per share	$	Per share	$	Per share
Net income	$2,708	$0.07	$3,533	$0.09	$3,161	$0.08
Depreciation & amortization	2,976	0.07	2,919	0.07	3,040	0.08
Amortization of stock options & SARS	—	—	—	—	56	0.00
Amortization of restricted stock & PARS	1,395	0.03	413	0.01	846	0.02
Interest expense and other	348	0.01	288	0.01	435	0.01
Income tax expense	1,147	0.03	2,475	0.06	2,261	0.06

EBITDA	$8,574	$0.21	$9,628	$0.24	$9,799	$0.25

Weighted average shares outstanding - diluted	40,387		39,803		38,542

EBITDA, a non-GAAP financial measure, is defined as net income before non-cash impairment charges, interest, income taxes, depreciation and amortization and amortization of stock-based compensation expense. EBITDA should not be considered a measure of financial performance under generally accepted accounting principles. Items excluded from EBITDA are significant components in understanding and assessing financial performance.

Net Income before Equity-Based Compensation Expense

	Three Months Ended
	Mar. 31, 2010		Dec. 31, 2009		Mar. 31, 2009
	$	Per share	$	Per share	$	Per share
Net income	$2,708	$0.07	$3,533	$0.09	$3,161	$0.08
Equity-based compensation expense, net:
Alternative LTI valuation expense	280	0.01	617	0.01	359	0.01
Amortization of stock options & SARS	—	—	—	—	56	0.00
Amortization of restricted stock & PARS	1,395	0.03	413	0.01	846	0.02
Income tax benefit	(650)	(0.02)	(424)	(0.01)	(526)	(0.01)

Equity-based compensation expense, net	1,025	0.02	606	0.01	735	0.02

Net income before equity-based compensation expense	$3,733	$0.09	$4,139	$0.10	$3,896	$0.10

Weighted average shares outstanding - diluted	40,387		39,803		38,542

“Net Income before Equity-Based Compensation Expense”, a non-GAAP financial measure, is defined as net income before compensation expense incurred in conjunction with share-based payment awards and alternative long-term incentive awards. Kforce measures the cost of employee services received in exchange for an equity based award based on the grant-date fair value of the award (with limited exceptions). That cost is recognized over the period in which the employee is required to provide service in exchange for the award, which is usually the vesting period.

EBITDA and Net Income before Equity-Based Compensation Expense are key measures used by management to evaluate its operations and to provide useful information to investors. These measures should not be considered in isolation or as an alternative to net income, cash flows data or other financial statement information presented in the consolidated financial statements as indicators of financial performance or liquidity. These measurements are not determined in accordance with generally accepted accounting principles and are thus susceptible to varying calculations. The measures as presented may not be comparable to similarly titled measures of other companies.